Exhibit 10.7

January 14, 2005

Anthony Ramos

Dear Anthony

On behalf of Vical, I am pleased to confirm an offer of full-time employment.

The basic components of the position and compensation will be as follows:

Title:	Director & Controller
Grade:	E08
Reporting To:	Jill Church
Salary Rate:	$13,333.34/month (Which is equivalent to an annual salary of $160,000.00)
Start Date:	TBD

In addition to your base salary and stock options, you will be considered for a cash bonus award targeted at 0% to 20% of the base salary paid to you during 2005. Bonuses are proposed in December of each year and, if approved by the Vical Board of Directors, are paid out in the following February.

Additionally, you will receive stock options exercisable for 20,000 shares of Vical common stock. These options will be granted by the Stock Plan Committee of the Board and will reflect the fair market value of the stock on the date granted. The specific terms and conditions of these options are governed by both the Stock Incentive Plan of Vical Incorporated and the Option Agreement between you and the company. These will be provided to you upon execution of the required documents.

The enclosed benefit summary describes the benefits Vical currently offers to its employees. The effective date of your benefit coverage is the first of the month following your date of hire.

This offer is contingent upon a background check and drug screen. A positive test will result in rescission of the offer. Please contact HR at 858-646-1142 to set up the process.

Anthony this offer is also contingent upon (1) the execution of the Company’s standard form of Employee Proprietary Information and Inventions Agreement (see attachment), and (2) satisfying the requirements of the Immigration Control and Reform Act. The latter issue can be accomplished by presenting a document or documents that establish identity and eligibility for employment within three days of commencing employment. A copy of the INS (Employment Eligibility Verification) form is attached. If you have any questions with regard to documents appropriate for these purposes, please contact me directly.

Your employment with Vical is “at-will”. In other words, either you or Vical can terminate your employment at any time for any reason, with or without cause and with or without notice. This term of employment is not subject to change or modification of any kind except if in writing and signed by you and the President & CEO of Vical.

Please note that this offer supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied, between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and Vical with respect to the subject matters herein.

We look forward to the possibility of working with you.

Sincerely,

Jill Church

CFO & VP

Upon acceptance of this offer, please sign one copy of this letter and return to me.

This offer of employment is accepted and agreed to:

/S/ ANTHONY RAMOS	1/17/05
Anthony Ramos	Date